UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 28, 2010

NOVELLUS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)

4000 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 943-9700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 28, 2010, in furtherance of Novellus Systems, Inc.’s (the “Company”) ongoing succession planning activities and in light of the fact that Richard S. Hill, the Company’s Chairman of the Board of Directors (the “Board”) and Chief Executive Officer, will turn 60 years of age in March 2012, the Company’s Board granted Mr. Hill restricted stock units covering 125,315 shares of common stock of the Company (the “Award”). The Award, which has a ten year term, was granted under the Company’s amended and restated 2001 Stock Incentive Plan, and will vest at such times and in such amounts as determined by the Board based on Mr. Hill’s active involvement and participation in the achievement of certain succession planning criteria that will be approved by the Board during 2010. The Board will approve from the following criteria, in any combination, as the basis for the vesting of the Award:

* Adoption by the Board or a committee of the Board of a long-term strategic plan for the Company that incorporates key succession planning milestones, as developed with Mr. Hill;

* Implementation of a development plan to be adopted by the Board or a committee of the Board that provides a process and timeline for identifying qualified candidates, as well as the identification of specific key competencies and strategic, organizational and industry qualifications that candidates must possess;

* The approval by the Board or a committee of the Board of a list of candidates that meet the qualifications set forth in the development plan;

* The appointment by the Board or a committee of the Board of a Chief Operating Officer for the Company’s semiconductor business segment; and

* The appointment by the Board or a committee of the Board of a successor to Mr. Hill as Chief Executive Officer and member of the Board.

In addition, the Award may vest on an accelerated basis in connection with certain terminations of service, as provided in the Award agreement and under Mr. Hill’s Amended and Restated Employment Agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.

By:	/s/ MARTIN J. COLLINS
Martin J. Collins
Senior Vice President and General Counsel

Date: February 2, 2010